EXHIBIT 28

                                 June 6, 1995

SYSCO Corporation:

    We are aware that SYSCO Corporation has incorporated by reference in this Registration Statement on Form S-3 its Forms 10-Q for the quarters ended October 1, 1994, December 31, 1994 and April 1, 1995, which include our reports dated November 4, 1994, February 7, 1995 and May 12, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                          Very truly yours,

                                          ARTHUR ANDERSEN LLP
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